Exhibit 4.4

PIPELINE THERAPEUTICS, INC.

July 9, 2021

c/o Baker Bros. Advisors LP

860 Washington St. – 3rd fl.

New York, NY 10014

Re:	Board and Observer Rights

Ladies and Gentlemen:

Subject to and in consideration of the purchase of shares of Series C Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), of Pipeline Therapeutics, Inc., a Delaware corporation (the “Company”), by Baker Bros. Advisors LP and/or one or more of its Affiliates (as defined below) (each, an “Investor” and together, the “Investors”) pursuant to the terms and conditions of that certain Series C Preferred Stock Purchase Agreement by and among the Company, the Investors and the other parties named therein dated as of the date hereof (the “Purchase Agreement”), the parties to this letter hereby agree as follows:

1.    Definitions. As used in this letter, the following terms shall have the following respective meanings:

(a)    “Affiliate” has the meaning given to that term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

(b)    “Board of Directors” means the Board of Directors of the Company.

(c)    “Bylaws” means the Bylaws of the Company, as may be amended, restated or otherwise modified from time to time.

(d)    “Class A Common Stock” means shares of the Company’s Class A Common Stock, par value $0.001 per share.

(e)    “Class B Common Stock” means shares of the Company’s Class B Common Stock, par value $0.001 per share.

(f)    “Common Stock” means shares of Class A Common Stock or Class B Common Stock.

(g)    “Company Charter” means the Fourth Amended and Restated Certificate of Incorporation of the Company, as in effect on the date hereof

(h)    ‘Investor Rights Agreement” means that certain Amended and Restated Investor Rights Agreement, dated as of the date hereof, by and between the Company, the Investors, and the other Investors party thereto.

(i)    “Offering” means the Company’s first underwritten public offering of its Common Stock under the Securities Act of 1933, as amended prior to and including a Qualified IPO (as defined in the Company Charter).

(j)    “Required Shares” means at least 75% of the shares of the Series C Preferred purchased by the Investor pursuant to the Purchase Agreement, or such number of shares of Common Stock (whether voting or non-voting) issued upon conversion of such number of shares of Series C Preferred (in either case, as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification or similar transaction).

(k)    “Subsidiary Board” means each board of directors or similar governing body of each direct or indirect subsidiary of the Company.

2.     Board Rights.

(a)    Subject at all times to Section 2(b) below, during the period beginning at the closing of the Offering through and including the third (3rd) anniversary of the closing of the Offering and so long as the Investor and its Affiliates, collectively, beneficially own the Required Shares, at any time (and from time to time) that the Investor and its Affiliates, collectively, beneficially own at least 2% of the Company’s then-outstanding outstanding voting power, the Company shall support the nomination of, and cause the Board of Directors (or the nominating committee thereof), subject to the requirements of fiduciary duties under applicable law, to include in the slate of nominees recommended to the Company’s stockholders for election as directors of the Company at each annual or special meeting of the Company’s stockholders at which directors are to be elected (an “Election Meeting”), one (1) person designated at any time and from time to time by the Investor (the “Investor Designee”); provided that, in the event that the Investors do not exercise such right such that they nominate an Investor Designee to serve as a director immediately following the closing of the Qualified IPO (which right must be exercised not less than twenty-one (21) days in advance of the closing of the Qualified IPO), the Investors shall not exercise such right until after the 90th day following the closing date of the Qualified IPO; and provided, further, that the Company shall have no obligation to support the nomination of or cause the Board of Directors to include in the slate of nominees recommended to the Company’s stockholders for election as directors of the Company an Investor Designee if the Investor already has at least one Investor Designee serving as a director on the Board of Directors at the time of the Election Meeting and the term of such Investor Designee as a director on the Board of Directors does not expire at such Election Meeting. In the event that the Investor Designee resigns from his or her seat on the Board of Directors or is removed or otherwise fails to become or ceases to be a director for any reason, the Company shall cause the vacancy to be filled by the election or appointment of another Investor Designee nominated by the Investor as soon as reasonably practicable in compliance with applicable laws, rules and regulations, subject to the requirements of fiduciary duties. Investor will provide the Company, in writing, the information about the Investor Designee that is reasonably required by applicable law for inclusion in the Company’s proxy materials for meetings of stockholders promptly after the Company requests such information from the Investor, and will cause the Investor Designee to submit on a timely basis to the Company a completed and executed questionnaire in the form that the Company provides to its outside directors generally. The rights set forth in this Section 2(a) shall terminate and be of no further force or effect immediately upon such time as the Investors and/or their Affiliates cease to collectively own beneficially the Required Shares.

(b)    Notwithstanding the provisions of Section 2(a), the Investor shall not be entitled to designate any individual as a nominee to the Board of Directors if a majority of the disinterested members of the Board of Directors reasonably and in good faith determine, after consultation with the Company’s outside legal counsel and upon written advice of such counsel, that such person would not be qualified to serve as a director of the Company under any applicable law (including requirements of fiduciary duties under applicable law), rule or regulation, rule of the stock exchange on which the Company’s shares are listed, the Bylaws or any policy, or guidelines previously approved by the Board of Directors, provided that a direct or indirect purpose of any such policy or guideline is not to obstruct the Investor’s right to designate an individual as a nominee to the Board of Directors or its rights under this letter. The Company shall notify the Investor of any objection to an Investor Designee pursuant to this Section 3(b) sufficiently in advance of the date on which the proxy materials related to any such designee are to be mailed by the Company in connection with such election of directors, and in no event less than the first business day after such determination by the Board of Directors, so as to enable the Investor to propose a replacement Investor Designee in accordance with the terms of this letter.

(c)    Subject at all times to the limitations set forth in this Section 2(c), from and after the Closing at any time (and from time to time) that the Investor and its Affiliates, collectively, beneficially own the Required Shares, the Company shall invite a single representative of the Investors (the “BBA Observer”), as designated by the Investors from time to time, to attend and participate in all meetings of the Board of Directors and each committee thereof (as well as each Subsidiary Board) in a nonvoting observer capacity. In this respect, the Company shall give the BBA Observer (i) written notice of, agendas and participation details for such meetings and (ii) copies of all notices, minutes, consents, and other materials, in each case, that it provides to the members of the Board of Directors, the Subsidiary Board, or any committees thereof, as applicable, at substantially the same time and in the same manner as provided to such members; provided, however, that the BBA Observer shall agree to hold in confidence and trust all information so provided; and provided, further, that the Company reserves the right to withhold any information and to exclude the BBA Observer from any meeting or portion thereof that the (A) Board of Directors, the Subsidiary Board, or any committee thereof, as applicable, determines in good faith and based upon the advice of outside counsel that (i) access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or (ii) access to such information or attendance at such meeting could result in a conflict of interest or (B) to protect trade secrets (unless covered by an enforceable confidentiality agreement, in a form reasonably acceptable to the Company), or a conflict of interest, or if the Investor or BBA Observer is a competitor of the Company. The BBA Observer shall not, by virtue of his or her capacity as such, have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to the Company or any of its Affiliates or subsidiaries or its or their respective equityholders or any other person or entity or any duties (fiduciary or otherwise) otherwise applicable to the members of the Board or any Subsidiary Board. With respect to the BBA Observer, the Company’s obligations under this

Section 2(c) are contingent upon such BBA Observer’s (x) entering into a confidentiality agreement with the Company in a form that is reasonably acceptable to the Company and the Investor and (y) agreeing, solely in such individual’s capacity as a BBA Observer, to be bound by the Company’s insider trading and window policies then in effect and applicable to members of the Board of Directors.

3.    Consent Rights. For so long as any Investor holds any shares of Preferred Stock and notwithstanding any termination of this letter, or any shares of any other class or series of preferred stock of the Company, in addition to any other vote or consent required under the Company Charter or by law, the vote or written consent of the Investors shall be necessary for the Company to effect or validate any of the following actions (whether by merger, recapitalization or otherwise) and any such act or transaction entered into or approved without such consent or vote shall be null and void ab initio, and of no force or effect:

(a)	waive, alter, amend, repeal or change the rights, preferences or privileges of the Class B Common Stock; or

(b)	increase or decrease the authorized number of shares of Class B Common Stock.

4.    Amendments; Entire Agreement. This letter may not be amended or modified in any manner except by a written instrument signed by the Investors and the Company. This letter (including the Exhibits hereto), together with the Investor Rights Agreement, constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Nothing in this letter shall limit or otherwise modify the rights of the Investors under the Investor Rights Agreement.

5.    Governing Law; Jurisdiction. This letter shall be governed by the laws of the State of New York, without regard to conflict of law principles. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this letter, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this letter except in the state courts of the State of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this letter or the subject matter hereof may not be enforced in or by such court.

6.    WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS LETTER OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS LETTER, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

7.    Termination. Unless otherwise stated herein, the terms of this letter shall automatically terminate on the third (3rd) anniversary of the closing of the Offering.

[Signature Page Follows]

Very truly yours,

PIPELINE THERAPEUTICS, INC.

By:	/s/ Carmine Stengone

Name:	Carmine Stengone
Title:	Chief Executive Officer

AGREED AND ACCEPTED: BAKER BROS. ADVISORS LP

By: /s/ Scott Lessing
Name: Scott Lessing
Title: President

[Signature Page to BBA Letter Agreement]